Citigroup Global Markets Holdings Inc.	June 13, 2017 Medium-Term Senior Notes, Series N Pricing Supplement No. 2017—USNCH0601 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of the least performing of Grade A copper and light sweet crude oil futures traded on the NYMEX (“crude oil futures”) (each, an “underlying commodity”) from its initial commodity price to its final commodity price.

▪	The securities offer a fixed 8.50% positive return at maturity so long as the final commodity price of the least performing underlying commodity is not less than its barrier price specified below, which is 70.00% of its initial commodity price. However, if the final commodity price of the least performing underlying commodity is less than its barrier price, you will have full downside exposure to the least performing underlying commodity and will lose 1% of the stated principal amount of your securities for every 1% by which the final commodity price of the least performing underlying commodity is less than its initial commodity price. There is no minimum payment at maturity. In no event will investors in the securities participate in any appreciation of the least performing underlying commodity beyond the fixed positive return provided by the securities.

▪	Your return on the securities will depend solely on the performance of the least performing underlying commodity. You will not benefit in any way from the performance of the better performing underlying commodity. You may incur a significant loss if either underlying commodity performs poorly, even if the other performs favorably.

▪	In order to obtain the modified exposure to the least performing underlying commodity that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and pays no interest and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Underlying commodities:	Underlying commodity	Initial commodity price*	Barrier price**
	Grade A copper (ticker symbol: LOCADY)	$5,659.00	$3,961.30
	Crude oil futures (ticker symbol: CL1)	$46.46	$32.522
	* For each underlying commodity, its commodity price on the pricing date ** For each underlying commodity, 70% of its initial commodity price

Aggregate stated principal amount:	$1,500,000
Stated principal amount:	$1,000 per security
Pricing date:	June 13, 2017
Issue date:	June 16, 2017
Final valuation dates:	June 14, 15, 18, 19 and 20, 2018, each subject to postponement as described in this pricing supplement
Maturity date:	June 25, 2018, subject to postponement as described in this pricing supplement
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity, you will receive the following amount in U.S. dollars:

▪  If the final commodity price of the least performing underlying commodity is greater than or equal to its barrier price:

$1,000 + digital return

▪  If the final commodity price of the least performing underlying commodity is less than its barrier price:

$1,000 × commodity performance factor of the least performing underlying commodity

If the final commodity price of the least performing underlying commodity is less than its barrier price, your payment at maturity will be less, and possibly significantly less, than $700.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment.

Final commodity price:	For each underlying commodity, the arithmetic average of its commodity price on each of the five final valuation dates
Digital return:	$85.00 per security (8.50% of the stated principal amount)
Commodity performance factor:	For each underlying commodity, its final commodity price divided by its initial commodity price
Least performing underlying commodity:	The underlying commodity with the lowest commodity performance factor
Commodity price:

▪     With respect to Grade A copper, on any day, the official cash offer price of Grade A copper on the London Metal Exchange (the “LME”) for the spot market, stated in U.S. dollars per metric ton, as determined by the LME and displayed on Bloomberg under the symbol “LOCADY” (or any successor page) on that day.

▪     With respect to crude oil futures, the official settlement price of the first nearby futures contract for light sweet crude oil (or, in certain circumstances, the second nearby futures contract) on the NYMEX, as more fully described under “Information About Crude Oil Futures” in this pricing supplement.

Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17324CKK1 / US17324CKK17
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$7.00	$993.00
Total:	$1,500,000.00	$10,500.00	$1,489,500.00

(1) On the date of this pricing supplement, the estimated value of the securities is $977.90 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $993.00 per security.

(3) CGMI will receive an underwriting fee of up to $7.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $7.00 for each security they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. The total underwriting fee in the table above gives effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the following hyperlink: Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not futures contracts and are offered pursuant to an exemption from regulation under the Commodity Exchange Act. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial commodity price to the final commodity price of the least performing underlying commodity. Your return on the securities will depend solely on the performance of the least performing underlying commodity. You will not benefit in any way from the performance of the better performing underlying commodity.

Enhanced Barrier Digital Securities Payment at Maturity Diagram

■ The Securities	■ The Least Performing Underlying Commodity

The table below and the examples that follow illustrate various hypothetical payments at maturity assuming a hypothetical initial commodity price with respect to the least performing underlying of $1,000.00, a hypothetical barrier price with respect to the least performing underlying of $700.00 and various hypothetical final commodity prices of the least performing underlying. Your actual payment at maturity per security will depend on the actual initial commodity price, barrier price and final commodity price of the least performing underlying commodity and will differ substantially from the examples shown. The actual initial commodity price and barrier price for each underlying commodity is listed on the cover page herof. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis.

Hypothetical Final Commodity Price of the Least Performing Underlying Commodity	Hypothetical Return of the Least Performing Underlying Commodity(1)	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(2)
$2,000.00	100.00%	$1,085.00	8.50%
$1,900.00	90.00%	$1,085.00	8.50%
$1,800.00	80.00%	$1,085.00	8.50%
$1,700.00	70.00%	$1,085.00	8.50%

June 2017	PS-2

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

$1,600.00	60.00%	$1,085.00	8.50%
$1,500.00	50.00%	$1,085.00	8.50%
$1,400.00	40.00%	$1,085.00	8.50%
$1,300.00	30.00%	$1,085.00	8.50%
$1,200.00	20.00%	$1,085.00	8.50%
$1,100.00	10.00%	$1,085.00	8.50%
$1,085.00	8.50%	$1,085.00	8.50%
$1,050.00	5.00%	$1,085.00	8.50%
$1,000.00	0.00%	$1,085.00	8.50%
$900.00	-10.00%	$1,085.00	8.50%
$800.00	-20.00%	$1,085.00	8.50%
$700.00	-30.00%	$1,085.00	8.50%
$699.90	-30.01%	$699.90	-30.01%
$600.00	-40.00%	$600.00	-40.00%
$500.00	-50.00%	$500.00	-50.00%
$400.00	-60.00%	$400.00	-60.00%
$300.00	-70.00%	$300.00	-70.00%
$200.00	-80.00%	$200.00	-80.00%
$100.00	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

(1) The hypothetical return of the least performing underlying commodity is the hypothetical percentage change from the hypothetical initial commodity price of the least performing underlying commodity to its hypothetical final commodity price.

(2) The hypothetical total return on securities at maturity is equal to (i) the hypothetical payment at maturity per security minus the $1,000 stated principal amount per security, divided by (ii) the $1,000 stated principal amount per security.

Example 1—Upside Scenario A. The hypothetical final commodity price of the least performing underlying commodity is $1,050.00 (an approximately 5.00% increase from its hypothetical initial commodity price), which is greater than its hypothetical barrier price.

Payment at maturity per security = $1,000 + the digital return = $1,085.00

In this scenario, because the hypothetical final commodity price of the least performing underlying commodity appreciated from its hypothetical initial commodity price to its hypothetical final commodity price, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the digital return, or $1,085.00 per security.

Example 2—Upside Scenario B. The hypothetical final commodity price of the least performing underlying commodity is $1,500.00 (a 50.00% increase from its hypothetical initial commodity price), which is greater than its hypothetical barrier price.

Payment at maturity per security = $1,000 + digital return = $1,085.00

In this scenario, because the hypothetical final commodity price of the least performing underlying commodity is greater than its hypothetical barrier price, you would receive a positive return at maturity equal to the digital return. As this example illustrates, your potential return on the securities will be limited to the digital return, even if the digital return is less than the return of the least performing underlying commodity from its initial commodity price to its final commodity price.

Example 3—Upside Scenario C. The hypothetical final commodity price of the least performing underlying commodity is $950.00 (a 5.00% decrease from its hypothetical initial commodity price), which is greater than its hypothetical barrier price.

Payment at maturity per security = $1,000 + digital return = $1,085.00

In this scenario, because the hypothetical final commodity price of the least performing underlying commodity is greater than its hypothetical barrier price, you would receive a positive return at maturity equal to the digital return, even though the final commodity price of the least performing underlying commodity is less than its initial commodity price.

Example 4—Downside Scenario. The hypothetical final commodity price of the least performing underlying commodity is $250.00 (a 75.00% decrease from its hypothetical initial commodity price), which is less than its hypothetical barrier price.

Payment at maturity per security	= $1,000 × commodity performance factor of the least performing underlying commodity

= $1,000 × 25.00% = $250.00

Because the hypothetical final commodity price of the least performing underlying commodity decreased from its hypothetical initial commodity price by more than 30.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the least performing underlying commodity.

June 2017	PS-3

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlying commodities. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should read the risk factors below together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

■	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the least performing underlying commodity from its initial commodity price to its final commodity price. If the final commodity price of the least performing underlying commodity is less than its barrier price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final commodity price of the least performing underlying commodity is less than its initial commodity price. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

■	The barrier feature of the securities exposes you to particular risks. If the final commodity price of the least performing underlying commodity is less than its barrier price, you will not receive the benefit of the digital return and you will lose 1% of the stated principal amount of the securities for every 1% by which the final commodity price of the least performing underlying commodity is less than its initial commodity price. The securities offer no protection at all if the least performing underlying commodity depreciates by more than 30.00%. As a result, you may lose your entire investment in the securities.

■	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

■	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the digital return of 8.50%. The return on the least performing underlying commodity from its initial commodity price to its final commodity price may significantly exceed the digital return. Accordingly, your return on the securities may be significantly less than the performance of the least performing underlying commodity from its initial commodity price to its final commodity price.

■	The securities are subject to the risks of both of the underlying commodities and will be negatively affected if either of the underlying commodities performs poorly, even if the other underlying commodity performs well. You are subject to risks associated with both of the underlying commodities. If either of the underlying commodities performs poorly, you will be negatively affected, even if the other underlying commodity performs well. The securities are not linked to a basket composed of the underlying commodities, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying commodities is the least performing underlying commodity.

■	You will not benefit in any way from the performance of the better performing underlying commodity. The return on the securities depends solely on the performance of the least performing underlying commodity, and you will not benefit in any way from the performance of the better performing underlying commodity. The securities may underperform a similar alternative investment linked to a basket composed of the underlying commodities, since in such case the performance of the better performing underlying commodity would be blended with the performance of the least performing underlying commodity, resulting in a better return than the return of the least performing underlying commodity.

■	You will be subject to risks relating to the relationship between the underlying commodities. It is preferable from your perspective for the underlying commodities to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying commodities will not exhibit this relationship. The less correlated the underlying commodities, the more likely it is that either one of the underlying commodities will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying commodities to perform poorly; the performance of the underlying commodity that is not the least performing underlying commodity is not relevant to your return on the securities. It is impossible to predict what the relationship between the underlying commodities will be over the term of the securities. One underlying commodity reflects the spot price of Grade A copper and the other reflects the futures price of crude oil. Accordingly, the underlying commodities differ in significant ways and, therefore, may not be correlated with each other.

■	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

■	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently

June 2017	PS-4

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

■	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

■	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying commodities, the correlation between the underlying commodities and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

■	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

■	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

■	The value of your securities prior to maturity will fluctuate based on many unpredictable factors. Prior to maturity, the value of your securities will fluctuate based on the commodity price of each underlying commodity at that time and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Commodity price of each underlying commodity. We expect that the value of the securities at any time prior to maturity will depend substantially on the commodity price of each underlying commodity at that time. If the commodity price of either underlying commodity decreases following the pricing date, the value of your securities will also likely decline, perhaps significantly. Even at a time when the commodity prices of both underlying commodities are greater than their respective barrier prices, the value of your

June 2017	PS-5

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

securities may nevertheless be significantly less than the stated principal amount of your securities because of expectations that the commodity prices will continue to fluctuate over the term of the securities, among other reasons.

▪	Volatility of the commodity prices of the underlying commodities. Volatility refers to the magnitude and frequency of changes in the commodity price of the underlying commodities over any given period. Any increase in the expected volatility of the commodity price of either underlying commodity may adversely affect the value of the securities.

▪	Correlation between the underlying commodities. Correlation is a measure of the extent to which the commodity prices of the underlying commodities tend to increase or decrease at the same time and to the same degree. If the correlation between the underlying commodities decreases, the value of the securities is likely to decline.

▪	Interest rates. We expect that the value of the securities will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the securities.

▪	Time remaining to maturity. At any given time, the value of the securities may reflect a discount based on the amount of time then remaining to maturity, which will reflect uncertainty about the change in the commodity prices of the underlying commodities over that period.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of either entity may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

■	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

■	If a commodity hedging disruption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment. See “Additional Terms of the Securities—Commodity Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a commodity hedging disruption event. If a commodity hedging disruption event occurs, we may redeem the securities prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption valuation date. The early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the securities and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Securities—Commodity Hedging Disruption Event” below. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the securities set forth on the cover page of this pricing supplement. Accordingly, if a commodity hedging disruption event occurs, there is a significant likelihood that the early redemption amount you receive will result in a loss on your investment in the securities. Moreover, in determining the early redemption amount, the calculation agent will take into account the relevant event that has occurred, and that event may have a significant adverse effect on the underlying commodity markets and/or commodity markets generally, resulting in an early redemption amount that is significantly less than the amount you paid for your securities. You may lose up to all of your investment.

The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the securities and had you been able instead to hold them to maturity. For example, the early redemption amount may be determined during a market disruption that has a significant adverse effect on the early redemption amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled final valuation dates rather than on the early redemption valuation date, you might have achieved a significantly better return.

■	The calculation agent may make discretionary determinations in connection with a commodity hedging disruption event and the early redemption amount that could adversely affect your return upon early redemption. The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event with respect to either underlying commodity has occurred. If the calculation agent determines that a commodity hedging disruption event has occurred and as a result we elect to redeem the securities upon the occurrence of a commodity hedging disruption event, you may incur a significant loss on your investment in the securities.

In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner. The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the securities. Under the terms of the securities, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the securities.

■	The securities provide exposure to crude oil futures and not direct exposure to crude oil. The price of a crude oil futures contract reflects the expected value of crude oil upon delivery in the future, whereas the spot price of crude oil reflects the immediate delivery

June 2017	PS-6

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

value of crude oil. A variety of factors can lead to a disparity between the expected future price of crude oil and the spot price at a given point in time, such as the cost of storing crude oil for the term of the futures contract, interest charges incurred to finance the purchase of crude oil and expectations concerning supply and demand for crude oil. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price movements of the spot price may not be reflected in the futures market (and vice versa).

In addition, the difference between a futures price and a spot price is typically greater the longer the remaining term of the futures contract (in other words, futures prices converge toward spot prices as the expiration of the futures contract nears). As a result, the commodity price of crude oil futures on the final valuation dates will be influenced in part by how much time remains to expiration of the crude oil futures on the final valuation dates. Had the final valuation dates occurred with a different length of time remaining to expiration of the crude oil futures, your return on the securities might have been more favorable.

■	Investments linked to commodities are subject to sharp fluctuations in commodity prices. Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and commodity futures over short periods of time for a variety of reasons, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and commodity futures. These factors may affect the commodity prices of the underlying commodities and the value of the securities in varying and potentially inconsistent ways. As a result of these or other factors, the commodity prices of the underlying commodities may be, and recently have been, highly volatile.

■	The market price of crude oil futures will affect the value of the securities. The price of crude oil futures is primarily affected by the demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally highly volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil-producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by OPEC and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

■	NYMEX light sweet crude oil futures prices differ from other benchmark measures of crude oil prices. In particular, the NYMEX light sweet crude oil futures prices referenced by the securities differ from Brent crude oil futures. Brent crude oil futures may be more indicative of global crude oil prices, while NYMEX light sweet crude oil futures may be more indicative of the North American market for crude oil. Events and circumstances specific to the market for NYMEX light sweet crude oil may have a negative impact on NYMEX light sweet crude oil futures without necessarily having a significant effect on Brent crude oil futures prices. The performance of NYMEX light sweet crude oil futures over the term of the securities may differ significantly from, and may be significantly less favorable than, the performance of Brent crude oil futures.

■	Changes in exchange methodology may affect the value of your securities. The commodity price of each underlying commodity will be determined by reference to the price determined by the relevant exchange. The relevant exchange may from time to time change any rule or bylaw or take emergency action under its rules, any of which could adversely affect the commodity price of an underlying commodity and, in turn, your investment in the securities.

■	Legal and regulatory changes could adversely affect the return on and value of the securities. Futures contracts, including those related to crude oil, are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, the NYMEX has regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of crude oil futures.

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities. For example, the Dodd–Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the size of the positions any person may hold in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, the CFTC has

June 2017	PS-7

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts, including crude oil futures. The limits will apply to a person’s combined position in futures, options and swaps on crude oil. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for crude oil futures, which may, in turn, have an adverse effect on your payment at maturity. Market participants may decide, or be required to, sell their positions in crude oil futures as a result of these rules. While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of crude oil futures and therefore, the value of the securities.

■	The market price of Grade A copper will affect the value of the securities. We expect that generally the market value of the securities will depend in part on the commodity price of Grade A copper. The commodity price of Grade A copper is primarily affected by the global demand for and supply of Grade A copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for Grade A copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for Grade A copper include the electrical and construction sectors. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of Grade A copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. The supply of Grade A copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. It is not possible to predict the aggregate effect of all or any combination of these factors.

■	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The securities are not linked to a diverse basket of commodities or a broad-based commodity index. Instead, the securities are linked to whichever is the least performing of Grade A copper and crude oil futures. The commodity prices of the underlying commodities may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the least performing underlying commodity, they carry greater risk and may be more volatile than securities linked to the prices of a larger number of commodities or a broad-based commodity index.

■	On the final valuation dates, the commodity price of Grade A copper is determined by reference to the official cash settlement price of copper as determined by the London Metal Exchange (“LME”), and there are certain risks relating to the commodity price being determined by the LME. The commodity price of Grade A copper will be determined by reference to the official cash settlement price of copper as determined by the LME. The LME is a principals’ market that operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

■	Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission. The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell either underlying commodity for the benefit of the holders of securities. An investment in the securities does not constitute an investment in either underlying commodity, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

■	Investing in the securities is not equivalent to investing in either underlying commodity. The return on the securities will not reflect the return you would realize if you actually owned either underlying commodity. You will not have any entitlement to either underlying commodity by virtue of your investment in the securities.

■	Distortions or disruptions of market trading in either underlying commodity could adversely affect the value of and return on the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the commodity prices of the underlying commodities and, therefore, the value of and return on the securities. In addition, if a scheduled final valuation date for either underlying commodity is not a scheduled trading day or is a disrupted day with respect to that underlying commodity, that final valuation date will be subject to postponement, as described under “Additional Terms of the Securities” in this pricing supplement. If a final valuation date is a disrupted day with respect to an underlying commodity and it is not postponed, the calculation agent will determine the commodity price of the affected underlying commodity on that final valuation date in its discretion. The calculation agent’s determination of the commodity price of the affected underlying commodity in this circumstance may result in an unfavorable return on the securities.

■	The payment at maturity on the securities is based on the arithmetic average of the commodity price of the least performing underlying commodity on the five final valuation dates. As a result, you are subject to the risk that the commodity price of the least performing underlying commodity on those five final valuation dates will result in a less favorable return than you would have received had the final commodity price of the least performing underlying commodity been based on the commodity price of the least performing underlying commodity on other days during the term of the securities. If you had invested directly in either underlying commodity, or in another instrument linked to the underlying commodities that you could liquidate for full value at a time selected by you, you might have achieved better returns. In addition, because the final commodity price of the least performing underlying commodity is based on the average over the five final valuation dates, your return on the securities may be less favorable than it would have been if it were based on the commodity price of the least performing underlying commodity on only one of those five final valuation dates.

June 2017	PS-8

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

■	The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities. CGMI, the calculation agent for the securities, is an affiliate of ours and will determine the commodity price of the underlying commodities on the final valuation dates and the amount owed to you at maturity. In addition, in certain circumstances CGMI may be required to exercise judgments in its capacity as calculation agent. Such judgments could include, among other things:

•	determining whether a scheduled final valuation date is a disrupted day with respect to an underlying commodity or whether a commodity hedging disruption event has occurred;

•	if a scheduled final valuation date is a disrupted day with respect to an underlying commodity, determining whether to postpone that scheduled final valuation date;

•	if a scheduled final valuation date is a disrupted day with respect to an underlying commodity and it is not postponed, determining the commodity price of the affected underlying commodity on that day;

•	if a commodity hedging disruption event occurs, determining the early redemption amount;

•	if the relevant exchange discontinues trading in crude oil futures, selecting a successor commodity futures contract;

•	if the relevant exchange discontinues trading in crude oil futures or if the method of calculating the commodity price of crude oil futures is changed in a material respect, determining the commodity price of crude oil futures on the final valuation dates; or

•	if trading in, or physical delivery of, Grade A copper is discontinued on the relevant exchange, or if the commodity price of Grade A copper is no longer made available by the original price source, determining a successor relevant exchange or a successor commodity price, as applicable.

Any of these determinations made by CGMI, in its capacity as calculation agent, may adversely affect your return on the securities.

■	The offering of the securities does not constitute a recommendation of the underlying commodities by CGMI or its affiliates or by the placement agents or their affiliates. You should not take the offering of the securities as an expression of our views or the views of the placement agents or our or their respective affiliates regarding how the underlying commodities will perform in the future or as a recommendation to invest in underlying commodities, including through an investment in the securities. As we and the placement agents are part of global financial institutions, our and their affiliates may, and often do, have positions that conflict with an investment in the securities, including short positions with respect to the underlying commodities. You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

■	Our affiliates or the placement agents or their affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the commodity prices of the underlying commodities. CGMI and other of our affiliates or the placement agents or their affiliates may publish research from time to time relating to the underlying commodities. Any research, opinions or recommendations provided by CGMI and other of our affiliates or the placement agents or their affiliates may influence the commodity price of the underlying commodities, and they may be inconsistent with purchasing or holding the securities. CGMI and other of our affiliates or the placement agents or their affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities. Investors should make their own independent investigation of the underlying commodities and the merits of investing in the securities.

■	Hedging and trading activity by our affiliates could potentially affect the value of the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who in turn have taken positions in the underlying commodities or financial instruments related to the underlying commodities. Our affiliates and the placement agents and/or their affiliates also trade the underlying commodities and financial instruments related to the underlying commodities on a regular basis as part of their general trading and other businesses. Any of these hedging or trading activities at or prior to the pricing date could increase the value of the underlying commodities at the time of your initial investment and, as a result, the value that the underlying commodities must attain on the final valuation dates before you would receive a positive return at maturity on the securities. Additionally, such hedging or trading activities on or near the final valuation dates could potentially affect the commodity prices of the underlying commodities on the final valuation dates and, therefore, adversely affect your payment at maturity.

■	The U.S. federal tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss recognized by U.S. investors, possibly with retroactive effect. You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in

June 2017	PS-9

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About Grade A Copper

Grade A copper trades on the London Metal Exchange (“LME”). The “commodity price” of Grade A copper on any trading day is the official cash offer price of Grade A copper on the LME for the spot market, stated in U.S. dollars per metric ton, as determined by the LME and displayed on Bloomberg under the symbol “LOCADY” <CMDTY>” (or any successor page) on that day. The official cash offer price of Grade A copper on any day is the last cash offer price for Grade A copper during the second Ring session on the LME on that day. The “Ring” is the LME’s open-outcry trading floor. The second Ring session for Grade A copper runs from 3:10 p.m. to 3:15 p.m., London time.

Historical Information

The graph below shows the commodity price for Grade A copper for each day such price was available from January 3, 2012 to June 13, 2017. The table that follows shows the high, low and end-of-quarter commodity price of Grade A copper for each quarter in that same period. The commodity price of Grade A copper on June 13, 2017 was $5,659.00. We obtained the commodity prices of Grade A copper below from Bloomberg L.P., without independent verification. You should not take the historical commodity prices of Grade A copper as an indication of future performance.

Grade A Copper — Historical Commodity Prices January 3, 2012 to June 13, 2017

Grade A Copper (in U.S. dollars per ton)	High ($)	Low ($)	Period End ($)
2012
First Quarter	$8,658.00	$7,471.00	$8,480.00
Second Quarter	$8,575.50	$7,251.50	$7,604.50
Third Quarter	$8,400.50	$7,327.00	$8,267.50
Fourth Quarter	$8,340.00	$7,540.50	$7,915.00
2013
First Quarter	$8,242.50	$7,539.00	$7,582.50
Second Quarter	$7,547.00	$6,637.50	$6,750.50
Third Quarter	$7,340.50	$6,719.00	$7,290.50
Fourth Quarter	$7,394.50	$6,939.00	$7,394.50

June 2017	PS-10

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

Grade A Copper (in U.S. dollars per ton)	High ($)	Low ($)	Period End ($)

2014
First Quarter	$7,439.50	$6,434.50	$6,636.00
Second Quarter	$7,035.00	$6,600.00	$6,955.00
Third Quarter	$7,183.50	$6,735.50	$6,736.00
Fourth Quarter	$6,859.50	$6,306.00	$6,359.00

2015
First Quarter	$6,309.00	$5,390.50	$6,050.50
Second Quarter	$6,448.00	$5,646.00	$5,721.00
Third Quarter	$5,761.50	$4,888.00	$5,093.00
Fourth Quarter	$5,344.00	$4,515.50	$4,702.00
2016
First Quarter	$5,103.00	$4,310.50	$4,855.50
Second Quarter	$5,045.00	$4,504.00	$4,827.00
Third Quarter	$4,956.00	$4,573.00	$4,832.00
Fourth Quarter	$5,935.50	$4,620.50	$5,501.00
2017
First Quarter	$6,145.00	$5,500.50	$5,849.00
Second Quarter (through June 13, 2017)	$5,870.50	$5,466.00	$5,659.00

Information About Crude Oil Futures

Light sweet crude oil futures contracts (“crude oil futures”) trade on the New York Mercantile Exchange (“NYMEX”). The “commodity price” of crude oil futures on any trading day is the official settlement price per metric barrel of the first nearby futures contract for light sweet crude oil on the NYMEX, stated in U.S. dollars, as made public by the NYMEX and displayed on Bloomberg page “CL1 <CMDTY>” (or any successor page) on that day; provided that if that day falls on the last trading day of that futures contract (pursuant to the rules of the NYMEX), then the second nearby futures contract displayed on Bloomberg page “CL2 <CMDTY>” (or any successor page) on that day will be used.

A light sweet crude oil futures contract traded on the NYMEX is an agreement to buy or sell 1,000 barrels of light sweet crude oil (as defined under the NYMEX’s rules) within a specified expiration month in the future at a price specified at the time of entering into the contract. At any given time, the NYMEX lists light sweet crude oil futures contracts with expiration months occurring in each month over the next five years (and less frequently thereafter).

The price of a NYMEX light sweet crude oil futures contract is quoted in dollars per barrel. For example, if a NYMEX light sweet crude oil futures contract is entered into at a settlement price of $50, that would mean that the buyer is obligated to buy, and the seller is obligated to sell, 1,000 barrels of light sweet crude oil for a total of $50,000, for delivery in the delivery month of the contract.

The NYMEX determines an official settlement price for NYMEX light sweet crude oil futures contracts on each trading day as of 2:30 p.m., New York City time. The daily settlement price of the nearest-to-expiration NYMEX light sweet crude oil futures contract is the volume-weighted average price of all trades in that contract that are executed between 2:28:00 and 2:30:00 p.m., New York City time. The daily settlement price of the next expiring NYMEX light sweet crude oil futures contract is the price implied from the volume-weighted average price of all trades executed in the spread between the nearest-to-expiration contract and the next expiring contract between 2:28:00 and 2:30:00 p.m., New York City time, using the daily settlement price of the nearest-to-expiration contract as the anchor price and adding to it the spread.

Historical Information

The graph below shows the commodity price of crude oil futures for each day such price was available from January 3, 2012 to June 13, 2017. The table that follows shows the high, low and end-of-quarter commodity price of crude oil futures for each quarter in that same period. The commodity price of crude oil futures on June 13, 2017 was $46.46. We obtained the commodity prices of crude oil futures from Bloomberg L.P., without independent verification. You should not take the historical commodity prices of crude oil futures as an indication of future performance.

June 2017	PS-11

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

Crude Oil Futures — Historical Commodity Prices January 3, 2012 to June 13, 2017

Crude Oil Futures (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2012
First Quarter	$109.77	$96.36	$103.02
Second Quarter	$106.16	$77.69	$84.96
Third Quarter	$99.00	$83.75	$92.19
Fourth Quarter	$92.48	$84.44	$91.82
2013
First Quarter	$97.94	$90.12	$97.23
Second Quarter	$98.44	$86.68	$96.56
Third Quarter	$110.53	$97.99	$102.33
Fourth Quarter	$104.10	$92.30	$98.42
2014
First Quarter	$104.92	$91.66	$101.58
Second Quarter	$107.26	$99.42	$105.37
Third Quarter	$105.34	$91.16	$91.16
Fourth Quarter	$91.01	$53.27	$53.27
2015
First Quarter	$53.53	$43.46	$47.60
Second Quarter	$61.43	$49.14	$59.47
Third Quarter	$56.96	$38.24	$45.09
Fourth Quarter	$49.63	$34.73	$37.04
2016
First Quarter	$41.45	$26.21	$38.34
Second Quarter	$51.23	$35.70	$48.33
Third Quarter	$48.99	$39.51	$48.24
Fourth Quarter	$54.06	$43.32	$53.72
2017
First Quarter	$54.45	$47.34	$50.60
Second Quarter (through June 13, 2017)	$53.40	$45.52	$46.46

June 2017	PS-12

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

Additional Terms of the Securities

General

The terms of the securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.

Postponement of a Final Valuation Date; Postponement of the Maturity Date

If any scheduled final valuation date is not a scheduled trading day with respect to either underlying commodity, that final valuation date will be postponed with respect to the affected underlying commodity to the next succeeding day that is a scheduled trading day with respect to the affected underlying commodity. In addition, if any scheduled final valuation date is not a trading day with respect to either underlying commodity or a market disruption event occurs or is continuing on any scheduled final valuation date with respect to either underlying commodity (any such scheduled final valuation date, a “disrupted day” with respect to the affected underlying commodity), the calculation agent may, but is not required to, postpone that final valuation date with respect to the affected underlying commodity to the next succeeding trading day with respect to the affected underlying commodity that is not a disrupted day with respect to that underlying commodity. If any final valuation date is postponed with respect to either underlying commodity so that it coincides with a subsequent scheduled final valuation date, each such subsequent final valuation date will be postponed with respect to the affected underlying commodity to the next succeeding scheduled trading day with respect to such underlying commodity (subject to further postponement for being a disrupted day). However, in no event will any scheduled final valuation date with respect to an underlying commodity be postponed more than five trading days after that originally scheduled final valuation date as a result of a disrupted day occurring on that scheduled final valuation date or on an earlier scheduled final valuation date. If any final valuation date is a disrupted day with respect to an underlying commodity and that final valuation date is not postponed, then the commodity price of the affected underlying commodity on that final valuation date will be the calculation agent’s good faith estimate of the commodity price on that final valuation date that would have prevailed but for that final valuation date being a disrupted day. The postponement of a final valuation date with respect to one underlying commodity will not affect that final valuation date for the other underlying commodity.

If the last final valuation date for either underlying commodity is postponed so that it falls fewer than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the last final valuation date as postponed. If the scheduled maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the originally scheduled maturity date. No interest will be payable as a result of the delay in payment.

A “scheduled trading day” means:

▪	with reference to Grade A copper, a day, as determined by the calculation agent, on which the relevant exchange is scheduled to be open for regular trading and each related exchange is scheduled to be open for trading during its regular trading session; and

▪	with reference to crude oil futures, a day, as determined by the calculation agent, on which the relevant exchange is scheduled to open for trading for its regular trading session.

A “trading day” means:

▪	with reference to Grade A copper, a day, as determined by the calculation agent, on which the relevant exchange is open for regular trading and each related exchange is open for trading during its regular trading session; and

▪	with reference to crude oil futures, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange.

The “relevant exchange” means:

▪	with reference to Grade A copper, the LME or any successor relevant exchange; and

▪	with reference to crude oil futures, the NYMEX or, if there is a successor commodity futures contract to the crude oil futures underlying the securities, the primary exchange or market of trading for the successor commodity futures contract.

A “related exchange” means, with reference to Grade A copper, any exchange where trading has a material effect on the overall market for futures or options contracts relating to Grade A copper, as determined by the calculation agent.

A “market disruption event” means:

▪	with reference to Grade A copper:

June 2017	PS-13

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

▪	any material suspension, absence or limitation of trading in (i) Grade A copper on the relevant exchange or (ii) futures or options contracts relating to Grade A copper on any related exchange;

▪	any event that materially disrupts or impairs the ability of market participants to effect transactions in, or obtain market values for, (i) Grade A copper on the relevant exchange or (ii) futures or options contracts relating to Grade A copper on any related exchange;

▪	the closure prior to the scheduled weekday closing time (without regard to after hours or any other trading outside of the regular trading session hours) of any related exchange; or

▪	the commodity price of Grade A copper is not published; and

▪	with reference to crude oil futures:

▪	any material suspension, absence or limitation of trading in crude oil futures on the relevant exchange;

▪	any event that materially disrupts or impairs the ability of market participants to effect transactions in, or obtain market values for, crude oil futures;

▪	the commodity price of crude oil futures is a “limit price,” meaning that the commodity price of crude oil futures for a day has increased or decreased from the previous day’s commodity price by the maximum amount permitted under the rules of the relevant exchange; or

▪	a failure by the relevant exchange or other price source to announce or publish the commodity price of crude oil futures.

Commodity Hedging Disruption Event

If, on any day during the term of the securities up to but excluding the first final valuation date, the calculation agent determines that a commodity hedging disruption event has occurred, we will have the right, but not the obligation, to redeem the securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date. A commodity hedging disruption event need not be continuing on the early redemption notice date or on the redemption date. The amount due and payable on the securities upon such redemption will be equal to the early redemption amount determined as of the early redemption valuation date.

A “commodity hedging disruption event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the securities, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “hedge position”) or (ii) realize, recover or remit the proceeds of any such hedge position, in each case including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit).

The “early redemption amount” will be the fair value of the securities determined by the calculation agent as of the early redemption valuation date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the securities and similar instruments, taking into account the commodity hedging disruption event that has occurred. In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner. The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable. The early redemption amount may result in a significant loss on your securities. See “Summary Risk factors--If a commodity hedging disruption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment” in this pricing supplement.

The “early redemption valuation date” is the early redemption notice date.

Under the terms of the securities, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event or a commodity hedging disruption event has occurred; (ii) if a scheduled final valuation date is a disrupted day with respect to an underlying commodity, determining whether to postpone that final valuation date; (iii) if a final valuation date is a disrupted day with respect to an underlying commodity and that final valuation date is not postponed, determining the commodity price of the affected underlying commodity on that day; (iv) if a commodity hedging disruption event occurs, determining the early redemption amount; and (v) in respect to Grade A copper, if trading in, or physical delivery of, the underlying commodity is discontinued on the relevant exchange, or if the commodity price is no longer made available by the original price source, determining a successor relevant exchange or a

June 2017	PS-14

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

successor commodity price, as applicable. In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the securities.

Discontinuation of Trading of any Underlying Commodity on the Relevant Exchange; Alternative Method of Calculation

Grade A copper

In reference to Grade A copper, if the relevant exchange discontinues trading in, or physical delivery of, Grade A copper and Grade A copper is traded, or physical delivery is effectuated, on another exchange or in another market (a “successor relevant exchange”) or if the commodity price of Grade A copper is no longer made available by the original price source and a price for Grade A copper is available from another source (a “successor commodity price”), the calculation agent may, in its sole discretion, determine the commodity price of Grade A copper on any subsequent final valuation date by reference to the price of Grade A copper on that successor relevant exchange or by reference to that successor commodity price, as applicable, on that day. In such event, the calculation agent will make such adjustments to any commodity price of Grade A copper used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor relevant exchange or a successor commodity price with respect to Grade A copper, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the securities.

If the relevant exchange with respect to Grade A copper discontinues trading in, or physical delivery of, Grade A copper, or if the commodity price of Grade A copper is no longer made available by the original price source prior to, and that discontinuation is continuing on, a final valuation date, and the calculation agent determines, in its sole discretion, that no successor relevant exchange or no successor commodity price, as applicable, is available at that time, or if the calculation agent has previously selected a successor relevant exchange and trading in, or the physical delivery of, Grade A copper on that successor relevant exchange is discontinued prior to, and that discontinuation is continuing on, a final valuation date, or if the calculation agent has previously selected a successor commodity price with respect to Grade A copper and that successor commodity price is no longer available by its price source prior to a final valuation date, then the calculation agent will determine the commodity price of Grade A copper for that date in good faith and in a commercially reasonable manner.

Notwithstanding these alternative arrangements, discontinuation of trading in, or physical delivery of, Grade A copper on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the commodity price or successor commodity price, as applicable, of Grade A copper is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that the commodity price of Grade A copper does not, in the opinion of the calculation agent, fairly represent the value of Grade A copper, the calculation agent will, at the close of business in New York City on each day on which the commodity price of Grade A copper is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for Grade A copper. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the securities.

Crude oil futures

In reference to crude oil futures, if the relevant exchange discontinues trading in crude oil futures, the calculation agent may, in its sole discretion, replace the crude oil futures traded on the relevant exchange with another futures contract that references light sweet crude oil and that the calculation agent, in its sole discretion, determines to be substantially similar to the discontinued crude oil futures (such replacement futures contract will be referred to herein as a “successor commodity futures contract”), and the commodity price of crude oil futures on each final valuation date will be determined by reference to the official settlement price of the successor commodity futures contract on the relevant exchange for the successor commodity futures contract on that day. In such event, the calculation agent will make such adjustments any price of crude oil futures used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor commodity futures contract, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the securities.

If the relevant exchange discontinues trading in crude oil futures prior to, and that discontinuation is continuing on, a final valuation date, and the calculation agent determines, in its sole discretion, that no successor commodity futures contract is available at that time, or the calculation agent has previously selected a successor commodity futures contract and trading in the successor commodity futures contract is discontinued prior to, and that discontinuation is continuing on, a final valuation date, then the calculation agent will determine the commodity price of crude oil futures or a successor commodity futures contract, as applicable, for that date in its sole discretion.

Notwithstanding these alternative arrangements, discontinuation of trading of crude oil futures on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the commodity price of crude oil futures or a successor commodity futures contract, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that the commodity price does not, in the opinion of the calculation agent, fairly represent the value of crude oil futures or a successor commodity futures contract, as applicable, the calculation agent will, at the close of business in New York City on each day on which the commodity price for crude oil

June 2017	PS-15

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

futures or a successor commodity futures contract, as applicable, is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for crude oil futures or a successor commodity futures contract, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the securities.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though all of the final valuation dates were the date of such acceleration.

In case of default in payment at maturity of the securities, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation Agent

The calculation agent for the securities will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc. and the holders of the securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

NYMEX Notice

In reference to crude oil futures, the securities are not sponsored, endorsed, sold or promoted by NYMEX. NYMEX makes no representation or warranty, express or implied, to the purchasers of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of NYMEX commodity futures prices to track general commodity market performance. NYMEX has no relationship to Citigroup Global Markets Holdings Inc. or any of its affiliates and NYMEX commodity futures prices are determined, composed and calculated by NYMEX without regard to Citigroup Global Markets Holdings Inc. or any of its affiliates or the securities. NYMEX has no obligation to take the needs of Citigroup Global Markets Holdings Inc. or any of its affiliates or the holders of the securities into consideration in determining, composing or calculating any NYMEX commodity futures commodity price. NYMEX is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. NYMEX has no obligation or liability in connection with the administration, marketing or trading of the securities.

NYMEX does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe, market and/or sell the securities, or (ii) the NYMEX commodity futures prices used in computing the return on the securities. NYMEX makes no warranty, express or implied, as to results to be obtained by Citigroup Global Markets Holdings Inc. or any of its affiliates, holders of the securities, or any other person or entity from the use of the securities, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the NYMEX commodity futures prices used in computing the return on the securities and is not liable for any error or omission in any price used in connection with the securities. Without limiting any of the foregoing, in no event shall NYMEX have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

LME Notice

In reference to Grade A copper, the securities are not sponsored by, endorsed, sold or promoted by the LME or by any member thereof. The LME makes no representation or warranty, express or implied, to the purchasers of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the LME commodity cash settlement price to track general market performance of Grade A copper. The LME has no obligation to take the needs of Citigroup Global Markets Holdings Inc. or any of its affiliates or investors in the securities into consideration in determining the cash settlement price of copper. The LME is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The LME has no obligation or liability in connection with the administration, marketing or trading of the securities.

June 2017	PS-16

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Assumption by Citigroup” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you are an initial holder of a security that purchases the security for cash at its stated principal amount, and holds the security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a person subject to the alternative minimum tax;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effect of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the securities should be treated as prepaid forward contracts for U.S. federal income tax purposes. By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the securities or similar instruments, significant aspects of the treatment of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities. Unless otherwise indicated, the following discussion is based on the treatment of the securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement of the securities as described below.

June 2017	PS-17

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

Taxable Disposition of the Securities. Upon a taxable disposition (including a sale, exchange or retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the relevant security. Your tax basis in a security should equal the amount you paid to acquire it. The gain or loss should be long-term capital gain or loss if at the time of the taxable disposition you have held the security for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the securities. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would generally be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your tax accounting method, for U.S. federal income tax purposes, you would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, in each year that you held the securities, even though we are not required to make any payment with respect to the securities until retirement. In addition, any gain on the sale, exchange or retirement of the securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the securities are possible that could also affect the timing and character of income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a beneficial owner during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities to you.

Taxable Disposition of the Securities. You generally should not be subject to U.S. federal withholding or income tax in respect of your securities, provided that income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a U.S. trade or business, and if income from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In this event, if you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. Subject to the discussion under “FATCA” below, if all or any portion of a security were recharacterized as a debt instrument, any payment made to you with respect to the security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the security is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the securities are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the securities should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the securities, possibly with retroactive effect. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

June 2017	PS-18

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Payment of the proceeds of a taxable disposition of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. If the securities were recharacterized as debt instruments, this legislation would apply to the securities. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the securities.

The preceding discussion, when read in conjunction with the section entitled “United States Federal Tax Considerations – Assumption by Citigroup” in the accompanying prospectus supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities. You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service

June 2017	PS-19

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

June 2017	PS-20

Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $7.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $7.00 for each security they sell in this offering to accounts other than fiduciary accounts. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the commodity prices of the underlying commodities and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any

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Citigroup Global Markets Holdings Inc.
Enhanced Barrier Digital Securities Based on the Least Performing of Grade A Copper and Crude Oil Futures Due June 25, 2018

provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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